Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Ucommune International Ltd. on Form S-8 of our report dated April 24, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Ucommune International Ltd. as of December 31, 2022 and 2023 and for the years ended December 31, 2021, 2022 and 2023 appearing in the Annual Report on Form 20-F of Ucommune International Ltd. for the year ended December 31, 2023.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

August 2, 2024

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.cn